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                                                                   EXHIBIT 10.32

                       COMPANY STOCK REPURCHASE AGREEMENT

     AGREEMENT, dated as of June 3, 1996, between BKI Investment Corp., a Delaware corporation ("BKI"), and Madison Dearborn Capital Partners, L.P. ("MDCP").

     WHEREAS, MDCP is the owner of 7,290,313 shares of the common stock, $.01 par value (the "Common Stock"), of Buckeye Cellulose Corporation, a Delaware corporation of which BKI is a wholly owned subsidiary ("Buckeye Cellulose");

     WHEREAS, MDCP desires to sell, and BKI desires to purchase, 2,259,887 shares of Common Stock (the "Company Stock Repurchase");

     WHEREAS, MDCP and certain individuals employed by Buckeye Cellulose have entered into separate agreements, each dated as of the date hereof (collectively, the "Individuals' Stock Purchase Agreements"), pursuant to which MDCP shall sell, and such individuals shall buy, an aggregate of 1,385,269 shares of Common Stock (the "Individuals' Stock Purchases");

     WHEREAS, MDCP desires to sell in an underwritten public offering up to 3,645,157 shares of Common Stock, on terms and conditions customary for similar public offerings (the "Equity Offering"); and

     WHEREAS, Buckeye Cellulose desires to obtain approximately $100,000,000 (before deducting fees and expenses and underwriters' discount) in debt financing, on terms and conditions customary for similar types of debt financing (the "Debt Financing"), a portion of which will be contributed to BKI to enable BKI to consummate the Company Stock Repurchase.

     NOW, THEREFORE, in consideration thereof and the mutual agreements hereinafter contained, MDCP and BKI agree as follows:

     1. Purchase and Sale of Common Stock. MDCP hereby agrees to sell and transfer to BKI, and BKI hereby agrees to purchase from MDCP, 2,259,887 shares of Common Stock (the "Shares") at a price of $22.125 per share. Such purchase and sale shall take place at the New York offices of Kirkland & Ellis on the date of the closing of the Equity Offering, or such other location, date and time mutually agreed to by the parties (the "Closing"). At the Closing MDCP shall deliver to BKI certificate(s) representing the Shares, duly endorsed for transfer or accompanied by stock transfer power(s) duly executed in blank. After the Closing MDCP shall have no rights in respect of the Shares, except the right to receive (at the time paid to other stockholders of record) payment of dividends on the Shares declared payable after the Closing to holders of record of Common Stock on a date prior to the Closing.

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     2.   Purchase Price. BKI agrees to pay to MDCP at the Closing $50,000,000 by wire transfer of immediately available funds to an account previously designated by MDCP against the receipt of certificate(s) representing the Shares.

     3. Conditions to MDCP's Obligations at Closing. The obligation of MDCP to sell the Shares to BKI pursuant to the Company Stock Repurchase shall be subject to the satisfaction of the following conditions, each of which may be waived by
MDCP:

          (a) Representations and Warranties. The representations and warranties of BKI set forth in paragraph 6 shall be true and correct when made and at and as of the time of the Closing as though then made.

          (b) Individuals' Stock Purchase. Simultaneously with the Closing, the aggregate number of shares to be purchased by the individuals employed by Buckeye Cellulose pursuant to the Individuals' Stock Purchase Agreements shall be purchased from MDCP by some or all of such individuals in accordance with the terms of the Individuals' Stock Purchase Agreements.

          (c) Board Approval. The board of directors of each of BKI and Buckeye Cellulose shall have approved the Company Stock Repurchase on the terms contemplated by this Agreement.

          (d) Equity Offering. Simultaneously with the Closing, certain underwriters shall purchase from MDCP an aggregate of up to 3,645,157 shares of Common Stock pursuant to the Equity Offering at an offering price per share not less than 90% of the per share price to be paid to MDCP by BKI pursuant to the terms hereof.

     4. Conditions to BKI's Obligations at Closing. The obligation of BKI to purchase the Shares from MDCP pursuant to the Company Stock Repurchase shall be subject to the satisfaction of the following conditions, each of which may be waived by BKI:

          (a) Representations and Warranties. The representations and warranties of MDCP set forth in paragraph 5 shall be true and correct when made and at and as of the time of the Closing as though then made.

          (b) Debt Financing. Simultaneously with or prior to the Closing, Buckeye Cellulose shall have obtained the Debt Financing, which shall bear interest at or below a rate of 12% per annum, on terms and conditions customary for similar debt financings.

          (c) Board Approval. The board of directors of each of BKI and Buckeye Cellulose shall have approved the Company Stock Repurchase on the terms contemplated by this Agreement.

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     (d) Equity Offering.  Simultaneously with the Closing, certain underwriters shall purchase from MDCP an aggregate of up to 3,645,157 shares of Common Stock pursuant to the Equity Offering at an offering price per share not less than 90% of the per share price to be paid to MDCP by BKI pursuant to the terms hereof.

5.   Representations, Warranties and Agreements of MDCP.

(a)  MDCP represents and warrants to BKI as follows:

     (i) The making and performance of this Agreement has been duly authorized by all necessary partnership action and will not constitute a violation of, conflict with or result in a default under, its partnership agreement or any contract, commitment, agreement, understanding or arrangement of any kind to which MDCP is subject or is a party or by which it is bound.

     (ii) This Agreement has been duly executed and delivered by MDCP and constitutes a valid and binding obligation of MDCP, enforceable against it in accordance with its terms.

     (iii) MDCP has (and at the Closing MDCP will have) good and valid title to the Shares free and clear of all claims, liens, charges, encumbrances and security interests.

(b) MDCP agrees that it will hold and maintain all of the Shares free of any liens, encumbrances or other restrictions until transferred in accordance with this Agreement.

(c) MDCP agrees that it will use its reasonable best efforts to cause the Company Stock Repurchase, the Individuals' Stock Purchases, the Equity Offering and the Debt Financing to occur on or prior to June 30, 1996 but in no event later than August 15, 1996.

6.   Representations, Warranties and Agreements of BKI.

(a)  BKI represents and warrants to MDCP as follows:

     (i) The making and performance of this Agreement have been duly authorized by all necessary corporate action of BKI and Buckeye Cellulose and will not violate any provision of BKI's or Buckeye Cellulose's Certificate of Incorporation or Bylaws and will not constitute a violation of, conflict with or result in a default under, any contract, commitment, agreement, understanding or arrangement of any kind to which BKI or Buckeye Cellulose is subject or is a party or by which BKI or Buckeye Cellulose is bound.

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         (ii) This Agreement has been duly executed and delivered by BKI and constitutes a valid and binding obligation of BKI, enforceable against it in accordance with its terms.

     (b) Each of BKI and Buckeye Cellulose agrees that it will use its reasonable best efforts to cause the Company Stock Repurchase, the Individuals' Stock Purchases, the Equity Offering and the Debt Financing to occur on or prior to June 30, 1996 but in no event later than August 15, 1996.

     7. Registration Agreement. The parties agree to cause the Amended and Restated Registration Agreement among Buckeye Cellulose, MDCP and certain other individuals and entities listed therein (the "Registration Agreement") to be amended at or prior to the Closing in a manner that is reasonably satisfactory to Buckeye Cellulose and MDCP.

     8. Termination. If (a) the board of directors of each of BKI and Buckeye Cellulose have not approved the Company Stock Repurchase on the terms contemplated by this Agreement on or prior to June 15, 1996 or (b) the Closing has not occurred on or prior to August 15, 1996, then any party that is not in breach of its obligations hereunder may terminate this Agreement by delivering written notice of such termination to the other party.

     9. Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented except by a writing signed by BKI and MDCP.

     10. Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by hand delivery, by registered or certified first-class mail, return receipt requested, or by facsimile transmission;

     (a) if to BKI:

         BKI Investment Corp.
         1001 Tillman Street
         Memphis, Tennessee 38108
         Attn:  Robert E. Cannon, President

         with a copy to:

         Buckeye Cellulose Corporation
         1001 Tillman Street
         Memphis, Tennessee 38108
         Attn:  Henry P. Doggrell, Vice President/General Counsel

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     (b) if to MDCP:

     Madison Dearborn Capital Partners, L.P.
     c/o Madison Dearborn Partners, Inc.
     Three First National Plaza, Suite 1330
     Chicago, Illinois 60602
     Attn:  Samuel M. Mencoff

     with a copy to:

     Kirkland & Ellis
     200 E. Randolph Drive
     Chicago, Illinois 60601
     Attn: William S. Kirsch, P.C.

All notices and communications shall be deemed to have been duly given and received: when delivered by hand, if hand delivered; the third business day after being deposited in the mail, registered or certified, return receipt requested, first class postage prepaid, or such earlier business day actually received, if mailed; upon oral confirmation of receipt, if by facsimile transmission. Each party agrees promptly to confirm receipt of all notices. The validity or effectiveness of any notice or other communication provided for or permitted under this Agreement shall not be effected by the failure to deliver the copies referred to above.

     11. Third Party Rights and Obligations. Nothing in this Agreement shall be construed to give any person or entity other than BKI and MDCP and their successors, any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of such persons.

     12. Descriptive Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     13. Cooperation. Each party hereto shall take such further action, and execute such additional documents as may be reasonably requested by any other party hereto in order to consummate the transactions contemplated by this Agreement.

     14. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their successors. None of the rights or obligations under this Agreement shall be assigned by MDCP without the consent of BKI or by BKI without the consent of the MDCP, except that BKI may assign its rights and obligations under this Agreement to Buckeye Cellulose or any of its wholly owned subsidiaries, if such entity agrees to be bound by the terms of this Agreement.


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     15.  Counterparts. This Agreement may be executed in any number of counterparts, and shall be deemed to have been duly executed and delivered by all parties when each party has executed a counterpart hereof and delivered an original or facsimile copy thereof to the other party. Each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Delaware.

     17. Remedies. MDCP and BKI agree that in addition to being entitled to exercise all rights granted by law, including recovery of damages, each party will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.


                        *       *       *       *      *

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

               BKI INVESTMENT CORP.


               By:___________________________
                   Robert E. Cannon
               Its:  President

               MADISON DEARBORN CAPITAL PARTNERS, L.P.

               By:  Madison Dearborn Partners, L.P.
               Its:  General Partner

               By:  Madison Dearborn Partners Inc.
               Its:  General Partner

               By:___________________________
                   Samuel M. Mencoff
               Its:  Vice President

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